Exhibit 4.5

FAIRFAX FINANCIAL HOLDINGS LIMITED

WLR RECOVERY FUND IV, L.P.

DEED OF ASSIGNMENT
(STOCK PURCHASE AGREEMENT)

William Fry
Solicitors
Fitzwilton House
Wilton Place
Dublin 2
www.williamfry.ie

© William Fry 2011

021444.0001.OOC

THIS DEED is made on 29 July 2011

BETWEEN:

FAIRFAX FINANCIAL HOLDINGS LIMITED
of 95 Wellington Street West,
Suite 800, Toronto, Ontario,
Canada, M5J 2N7
(hereinafter called "Fairfax")

- and -

WLR RECOVERY FUND IV, L.P.
c/o WL Ross & Co. LLC
1166 Avenue of the Americas
25th Floor
New York 10036
USA
(hereinafter called the "Assignee")

RECITALS:

A.
Fairfax is party as the Buyer to a Stock Purchase Agreement made on 25 July 2011 between the Minister for Finance of Ireland, the National Pensions Reserve Fund Commission and Fairfax, as amended by a Supplemental Agreement dated 29 July 2011 between the same parties (together, the “SPA”).

B.
Fairfax has the power pursuant to Clause 5.2 of the SPA to designate certain other persons (one of whom is the Assignee) to purchase Sale Stock pursuant to the SPA and has designated the Assignee in respect of the Designated Sale Stock, which designation is subject to the approval in writing of the Minister in accordance with Clause 5.2 of the SPA. Fairfax has further agreed, with effect from the later of (i) the execution and delivery of a Deed of Adherence whereby the Assignee will become party to the SPA and (ii) the time at which the Assignee’s designation aforesaid is effective by virtue of the Minister’s written approval thereof pursuant to Clause 5.2 of the SPA (the “Effective Time”), to assign to the Assignee the benefit of the SPA in respect of the Designated Sale Stock.

THIS DEED WITNESSES AS FOLLOW:

1.
Words and expressions defined in the SPA shall have the same meanings herein. The expression “Designated Sale Stock” shall mean the 308,916,700 units of Sale Stock in respect of which the Assignee has been designated pursuant to the SPA by Fairfax.

2.
With effect from the Effective Time, Fairfax hereby assigns and transfers to the Assignee absolutely (and not by way of security) the benefit of the SPA in respect of every unit of the Designated Sale Stock (including, without limitation, the benefit of the Warranties and the Transaction Fee under Clauses 7 and 15, respectively, of the SPA, in respect of the Designated Sale Stock) and the Assignee hereby undertakes, as several obligations, the obligations of Fairfax pursuant to the SPA in respect of the Designated Sale Stock which fall to be performed from the Effective Time.

3.	The provisions of Clauses 12, 14, 16 and 17 of the SPA shall have effect as if incorporated herein.

4.
Fairfax hereby agrees and undertakes to the Assignee, as soon as reasonably practicable after execution and delivery of this Deed, to provide written notice of the assignments contained herein to all parties to the SPA on the date of this Deed and to use all reasonable endeavours to obtain written acknowledgements of such notices from all such parties.

IN WITNESS WHEREOF the parties have executed and delivered this Deed as a deed on the date specified above.

(EXECUTION PAGE OF DEED OF ASSIGNMENT)

SIGNED AND DELIVERED AS A DEED on behalf of FAIRFAX FINANCIAL HOLDINGS LIMITED by its authorised signatory in the presence of:	/s/ Paul Rivett
Authorised Signatory (Signature)

Paul Rivett
/s/ Beth O'Hanlon	Print name
Witness (Signature)

Beth O'Hanlon
Print name

95 Wellington St. W., Toronto, Ontario M5J 2N7
Print address

(EXECUTION PAGE OF DEED OF ASSIGNMENT)

SIGNED and DELIVERED AS A DEED
on behalf of
WLR Recovery Fund IV, L.P.
by WLR Recovery Associates IV LLC
its General Partner
by WL Ross Group, L.P.
its Managing Member
by El Vedado LLC
its General Partner
by its authorized signatory
in the presence of:	/s/ Wilbur L. Ross, Jr.
Manager (Signature)
Wilbur L. Ross, Jr.

/s/ Stephen J. Naughton
Witness (Signature)
Stephen J. Naughton
1166 Avenue of the Americas, 25th Floor
New York, New York 10036